Exhibit 107

Calculation of Filing Fee Table

SCHEDULE 14A
(Form Type)

Atrion Corporation
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to be Paid	$814,688,060.00	0.00014760	$120,247.96
Fees Previously Paid	—		—
Total Transaction Valuation	$814,688,060.00
Total Fees Due for Filing			$120,247.96
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$120,247.96

(i)             Title of each class of securities to which transaction applies:

 Common Stock, $0.10 par value per share, of the Registrant (“Common Stock”)

(ii)            Aggregate number of securities to which transaction applies:

As of the close of business on June 21, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 1,771,061, which consists of (a) 1,759,954 outstanding shares of Common Stock; and (b) 11,107 shares of Common Stock underlying outstanding Atrion RSUs (including Atrion DSUs and Atrion PSUs at target).

(iii)	Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11(c), the underlying value of the transaction was calculated based on the product of (i) 1,771,061 shares of Common Stock (including 1,759,954 outstanding shares of Common Stock and 11,107 shares of Common Stock underlying outstanding Atrion RSUs) and (ii) the merger consideration of $460.00 in cash per share of Common Stock (such product, the “Total Consideration”).

Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.00014760 multiplied by the Total Consideration.

Table 2: Fee Offset Claims and Sources

N/A